Stockholder contact:	800-345-6611, option 3

Media contact:	Lisa Feuerbach 617-897-9344 lisa.feuerbach@columbiathreadneedle.com

TRI-CONTINENTAL CORPORATION

ANNOUNCEMENTS REGARDING

93rd ANNUAL MEETING OF STOCKHOLDERS

Boston, MA, March 10, 2023 — The Board of Directors (the Board) of Tri-Continental Corporation (the Corporation) (NYSE: TY) today announced that the Corporation’s 93rd Annual Meeting of Stockholders will be held on June 20, 2023 (the Meeting) in Minneapolis, MN. The close of business on April 11, 2023 has been fixed by the Corporation’s Board as the record date for the determination of Stockholders entitled to notice of, and to vote at, the Meeting or any postponement or adjournment thereof.

At the Meeting, Stockholders will be asked to elect one director, Ms. Janet Langford Carrig, to the Board, to hold office until the 2025 Annual Meeting of Stockholders, and to re-elect three other directors, Mses. Patricia M. Flynn and Catherine James Paglia, and Mr. Brian J. Gallagher, to the Board, each to hold office until the 2026 Annual Meeting of Stockholders, and all until their successors are elected and qualify; to consider the ratification of the Board’s selection of PricewaterhouseCoopers LLP as the Corporation’s independent registered public accounting firm for the 2023 fiscal year; and to consider such other matters as may properly come before the Meeting or any postponement or adjournment thereof. This and other information relating to the Meeting, including additional details of the Meeting time and how to access the Meeting, will be described in a notice of meeting and proxy statement that the Corporation intends to file with the Securities and Exchange Commission.

The Corporation is managed by Columbia Management Investment Advisers, LLC. This material is distributed by Columbia Management Investment Distributors, Inc., member FINRA.

Investors should consider the investment objectives, risks, charges, and expenses of the Corporation carefully before investing. A prospectus containing information about the Corporation (including its investment objectives, risks, charges, expenses, and other information about the Corporation) may be obtained by contacting your financial advisor or visiting columbiathreadneedleus.com. The prospectus should be read carefully before investing in the Corporation. For more information, please call 1-800-345-6611 or visit columbiathreadneedleus.com.

Investment products are not insured by the FDIC, NCUA or any federal agency, are not deposits or obligations of, or guaranteed by any financial institution, and involve investment risks including possible loss of principal and fluctuation in value.

© 2023 Columbia Management Investment Advisers, LLC. All rights reserved.

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